FORM 5

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.  Name and Address of Reporting Person*

    PRESTON                    JACK                        D.
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   (Last)                     (First)                   (Middle)

   C/O DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
   200 N. WESTLAKE BLVD, SUITE 202
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                              (Street)

   WESTLAKE VILLAGE,              CA                          91362
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   (City)                       (State)                      (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. (DMDS)

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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

     2/99

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5.  If Amendment, Date of Original (Month/Year)

     2/99

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6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X]   Director                         [ ]  10% Owner
    [X[   Officer (give title below)       [ ]  Other (specify below)

           EXECUTIVE VICE PRESIDENT

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 7.  Individual or Joint/Group Filing (Check applicable line)

     [X]  Form Filed by one Reporting Person
     [ ]  Form Filed by more than one Reporting Person

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                 TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security (Instr. 3)  2. Trans-  3. Trans-  4. Securities Acquired (A)   5. Amount of        6. Ownership   7. Nature of
                                    action     action     or Disposed of (D)           Securities          Form;          Indirect
                                    Date       Code       (Instr. 3, 4 and 5)          Beneficially        Direct         Beneficial
                                    (Month/    (Instr.    -----------------------      Owned at End of     (D) or         Ownership
                                    Day/         8)       Amount  (A) or   Price       Issuer's Fiscal     Indirect       (Instr. 4)
                                    Year)                         (D)                  Year (Instr. 3      (I)
                                                                                       and 4)              (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      8/20/98       P         1,000    A       $4.50       10,500               D              *


If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (Over)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title      2.Conver-   3.Trans-  4.Trans-   5.No. of    6.Date Exer-   7.Title and  8.Price     9.Number     10.Owner-  11.Nature
  of Deri-     sion or     action    action     Deri-       cisable        Amount of    of          of Deriv-     ship of    of In-
  vative       Exercise    Date      Code       vative      and Expi-      Underlying   Deri-       ative         Deriva-    direct
  Security     Price of    (Month/   (Instr.    Securi-     ration         Securities   vative      Securities    tive       Bene-
  (Instr. 3)   Deri-       Day/      8)         ties Ac-    Date (Month/   (Instr. 3    Security    Bene-         Security;  ficial
               vative      Year)                quired      Day/Year)      and 4)      (Instr. 5)   ficially      Direct (D) Owner-
               Security                         (A) or                                              Owned at      or Indi-   ship
                                                Disposed                                            End of        rect (I)  (Instr.
                                                of (D)                                              Year          (Instr. 4)  4)
                                                (Instr. 3,                                          (Instr. 4)
                                                4, and 5)
                                               ----------  -----------------------------
                                               (A)    (D)   Date   Expira-       Amt. or
                                                            Exer-  tion   Title  No. of
                                                            cis-   Date          Shares
                                                            able
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:




    **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    NOTE. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


                                 /S/ JACK D. PRESTON          December 28, 1999
                           -------------------------------    -----------------
                           **Signature of Reporting Person          Date

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